Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Myriad Genetics, Inc. for the registration of 2,994,251 shares of its common stock and to the incorporation therein of our reports dated August 9, 2017, with respect to the consolidated financial statements and schedule of Myriad Genetics, Inc., and the effectiveness of internal control over financial reporting of Myriad Genetics, Inc., included in its Annual Report (Form 10-K) for the year ended June 30, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Salt Lake City, Utah

August 1, 2018